EXHIBIT 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

Investor Relations
Jeffrey W. Church
CFO, Treasurer & Secretary
(240) 632-5510
jchurch@genvec.com

GENVEC ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

AND UPDATES ON CLINICAL PROGRAMS

     GAITHERSBURG, Md (August 5, 2004) — GenVec, Inc. (Nasdaq:GNVC), today announced financial results for the second quarter ended June 30, 2004 and updates on its clinical programs in cancer, heart disease, vision loss and infectious diseases.

     Mr. Jeffrey W. Church, GenVec’s Chief Financial Officer, commented on the Company’s product development activities and financial results, “The first half of 2004 has been exciting and rewarding for GenVec. We presented promising new clinical results, including survival data with TNFerade™ for patients with pancreatic cancer. As of July 31, 2004, median survival for patients treated at the 4 x 10(11) dose level has not been reached 13 months post-treatment and follow-up on these patients continues. This compares to the average survival rate of 6 to 10 months for patients receiving current standard treatment of chemotherapy and radiation only. We also formed a new partnership with Cordis Corporation, a Johnson & Johnson Company, to conduct a randomized, placebo-controlled trial of BIOBYPASS® in patients with severe coronary artery disease.”

     Mr. Church continued, “The Company continues to advance the development of TNFerade and recently completed a public offering of 4 million shares of common stock (net proceeds from the transaction totaled $11.7 million) to support randomized, controlled trials in cancer.”

Second Quarter 2004 Financial Results:

     GenVec reported a net loss of $4.8 million or ($0.09) per share on revenues of $3.2 million for the quarter ended June 30, 2004 compared to a net loss of $6.0 million or ($0.26) per share on revenues of $2.5 million in the comparable quarter of 2003. For the six months ended June 30, 2004, the Company reported a net loss of $10.4 million or ($0.20) per share on revenues of $5.9 million compared to a net loss of $11.2 million or ($0.49) per share on revenues of $5.7 million for the comparable six-month period in 2003. GenVec ended the second quarter of 2004 with $41.3 million in cash and investments.

     Revenue for the current quarter increased 24 percent and was primarily derived from the Company’s vaccine research and development programs with the National Institutes of Health (NIH) and the United States Naval Medical Research Center and from a partnership with Fuso Pharmaceutical Industries to develop a targeted cancer therapy.

     The Company realized higher revenues in 2004 under its funded research and development contract with the NIH as the Company completed the production and release of HIV vaccine clinical supplies that will be used by the NIH for the Phase I study currently underway. Revenue in the second half of the year will be derived from continuing activities under these funded programs including the initiation of manufacturing scale-up efforts under the $12 million contract amendment with the NIH announced in January 2004.

     Operating expenses for the quarter ended June 30, 2004 decreased to $8.0 million from $8.4 million in the second quarter of 2003. Operating expenses in the second quarter of 2003 included a $1.2 million charge for severance and related termination costs resulting from the workforce reduction as a part of the Company’s cost reduction program announced on April 23, 2003. These cost reductions were partially offset by increased vaccine development activities under the Company’s funded contracts, planned increases in development costs for clinical trials and manufacturing costs for clinical supplies in connection with its TNFerade and BIOBYPASS product development programs, and higher professional fees associated with Sarbanes-Oxley 404 implementation.

Clinical Program Updates:

     TNFerade™ for cancer — At the American Society of Clinical Oncology (ASCO) Annual Meeting in June, promising data were presented for TNFerade combined with chemoradiation in patients with locally advanced pancreatic cancer. Median survival rates (>50% of the patients remain alive) were presented for all three dose cohorts and demonstrated an increase in survival at the 4 x 10(11) pu dose compared to the two lower doses. Dose-related increases were also reported in shrinkage of the primary tumor, suppression of tumor marker (CA 19-9), percentage of patients undergoing surgical resection, and progression-free survival. TNFerade has shown a positive safety profile and enrollment for the top dose level in this study, 1 x 10(12) pu, is expected to be complete during the third quarter of 2004. The Company plans to initiate a randomized, controlled Phase 2 study in pancreatic cancer this year.

     Encouraging interim results for the Phase 2 study of TNFerade combined with chemoradiation in esophageal cancer were presented at Digestive Disease Week (DDW) in May. Data from the first two cohorts of the study demonstrated feasibility and a positive safety profile. Accrual of patients at the fourth dose level, 4 x 10(11), is nearing completion and GenVec anticipates the presentation of additional data from this study at the EORTC “Molecular Targets and Cancer Therapeutics” Symposium this fall. Enrollment is ongoing in a Phase 2 clinical study being conducted by the National Cancer Institute to determine the activity of TNFerade for the treatment of rectal cancer.

     BIOBYPASS® for coronary artery disease — In January 2004, GenVec entered into a collaboration with Cordis Corporation to conduct the NOVA (NOGA Delivery of VEGF for Angina) study. The trial will be a randomized, placebo-controlled Phase 2 clinical study in patients with severe coronary artery disease, in which BIOBYPASS® will be delivered to diseased heart tissue using Cordis’ minimally invasive NOGASTAR® mapping and MYOSTAR™ injection catheter system. This multi-center study, enrolling up to 126 patients, will be conducted in Europe and Israel and is scheduled to begin in the fourth quarter of this year.

     AdPEDF for macular degeneration — Interim Phase 1 data for AdPEDF in patients with wet age-related macular degeneration were presented in April 2004 at the Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting. Data reported on 24 patients demonstrated that AdPEDF was well tolerated with no dose limiting toxicities. Additionally, investigators observed positive changes in visual acuity and retinal appearance at the higher dose levels. Patient accrual for this study is now complete.

     Cell Transplantation Therapy for cardiac disease — GenVec has completed two Phase 1 safety studies in myoblast cell transplantation. Data from these studies were presented at the American College of Cardiology Scientific Sessions in March 2004 and demonstrated the safety and feasibility of myoblast cell transplantation in cardiac repair. Further studies are being conducted to measure and achieve clinical benefit of this therapy in patients with cardiac disease.

     HIV Vaccine Program — As recently announced, the Vaccine Research Center (VRC) of the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) initiated a Phase 1 study using an HIV vaccine candidate manufactured by GenVec. The study, which will enroll healthy volunteers, represents the first vaccine candidate utilizing GenVec’s proprietary technology to move into clinical testing.

     Mr. Church concluded, “We are enthusiastic about the encouraging results across each of our clinical programs. We plan to initiate randomized, controlled studies in order to confirm our initial clinical results and facilitate regulatory acceptance for future registration trials. To help realize the full commercial potential of our clinical product portfolio, we are seeking development partners possessing clinical, regulatory, marketing and sales experience to facilitate product registration and commercialization efforts.”

     GenVec is a clinical stage biopharmaceutical company working to commercialize its lead product candidate, TNFerade™, to improve the treatment of cancer. Currently, TNFerade is in Phase 2 clinical trials for pancreatic, esophageal, and rectal cancer. GenVec’s clinical pipeline also includes product candidates for heart disease, vision loss, and vaccines for infectious diseases. Additional information on GenVec is available at www.genvec.com and in GenVec’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks); dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

GenVec, Inc.
Condensed Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

Revenue from strategic alliances and research contracts	$3,151	$2,514	$5,892	$5,699

Operating expenses:
Research and development	5,952	5,493	12,273	11,735
General and administrative	2,024	1,723	4,120	3,792
Severance and termination costs	—	1,210	—	1,210

Total operating expenses	7,976	8,426	16,393	16,737

Loss from operations	(4,825)	(5,912)	(10,501)	(11,038)

Interest income	158	33	272	128
Interest expense	(109)	(122)	(197)	(245)

Total other income (expense), net	49	(89)	75	(117)

Net loss	$(4,776)	$(6,001)	$(10,426)	$(11,155)

Basic and diluted net loss per share(1)	$(0.09)	$(0.26)	$(0.20)	$(0.49)

Shares used in computing basic and diluted net loss per share	54,812	22,810	53,110	22,674

     (1) Gives effect to common stock issued in connection with Diacrin acquisition.

GenVec, Inc.
Selected Balance Sheet Information

	June 30, 2004	December 31, 2003
(In thousands)	(Unaudited)

Cash and investments	$41,251	$39,961
Working capital	25,888	20,636
Total assets	52,784	52,684
Stockholders’ equity	38,750	37,026

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